Exhibit 99.1

For Immediate Release

November 4, 2004

Remy International Grows Revenue and Improves Operating Income

Anderson, Indiana, November 4, 2004/PRNewswire/ — Remy International, Inc. (“Remy International” or the “Company” and formerly Delco Remy International, Inc.), a leading worldwide manufacturer and remanufacturer of automotive electrical and powertrain products, today announced net sales from continuing operations of $254.3 million and Adjusted EBITDA of $27.7 million in the third quarter ended September 30, 2004. Net sales increased $7.6 million, or 3.1%, and Adjusted EBITDA decreased $0.8 million, or 2.8%, compared with the third quarter of 2003. Operating income of $22.2 million in the third quarter of 2004 increased $1.1 million, or 5.3%, over the comparable period of 2003.

Third Quarter Highlights:

•	Continued improvement in sales and gross margins.

•	Completion of significant acquisition payments.

•	Transmission Business disposition – net cash proceeds of approximately $103 million.

•	Substantial improvement in debt leverage.

Commenting on the third quarter results, Thomas J. Snyder, President and CEO, stated, “Our third quarter performance was in line with our expectations and reflects the continuing improvement in gross margins. This improvement comes in an environment of higher commodity costs, customer price reductions and the adverse effect of weak retail electrical sales. Our ability to offset these negatives reflects the substantial operating cost reductions we have put in place over the last 15 months.”

Net sales of $795.3 million in the first nine months of 2004 increased $66.6 million, or 9.1%, over the comparable period in 2003. Adjusted EBITDA for the nine months ended September 30, 2004 increased 12.0% to $87.3 million as compared to the same period last year and operating income of $69.1 million increased $55.0 million as compared to the same period in 2003. Included in operating income are restructuring charges of $1.5 million and $47.3 million that were recorded in the first nine months of 2004 and 2003, respectively.

For the nine months ended September 30, 2004, continued strong customer demand in the heavy-duty and industrial sectors, higher Automotive OEM volume from new alternator business awards and improved remanufactured diesel engine and parts volume all contributed to the year over year sales growth.

Savings resulting from the restructuring and other cost reduction actions taken in 2003, combined with strong sales growth, generated the year over year gross margin improvement.

Cash used in operating activities increased $2.7 million in the first nine months of 2004 due primarily to payments of approximately $14 million made in connection with the service award portion of the arbitration settlement. An additional payment of approximately $5 million made to the minority shareholders of our Mexican operations for the purchase of their shares is reported as an acquisition payment in investing activities. These payments complete the significant cash payments for prior acquisitions.

Recent Developments:

As previously announced the Company completed a stock sale of its wholly-owned domestic transmission remanufacturing unit. The Company realized net cash proceeds on the sale of $102.7 million and recorded a gain of $44.2 million.

Future Outlook:

Commenting on the remainder of 2004, Snyder said, “In the second half of the year we are experiencing softer industry sales and additional cost pressures. With our market wins and continued strong sales in the heavy duty class 8 and industrial markets, we expect that our fourth quarter sales, while lower than previously expected, will still be similar to the third quarter and will reflect an increase over the prior year.”

Reconciliation to GAAP:

For a reconciliation of GAAP financial information to the non-GAAP financial information appearing in this release, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

Third Quarter Conference Call:

Remy International’s executive management team will conduct a live conference call on Thursday November 4 at 11:00 a.m. Eastern Standard Time to discuss additional details regarding the Company’s performance for the third quarter and the outlook for 2004. The call may be accessed by dialing 800-762-4758 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 753634.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, powertrain and related products for automobiles, light-duty trucks, heavy-duty trucks and other heavy-duty off-road and industrial applications. Products include starter motors, alternators, engines and fuel systems. The Company also provides exchange services for used components, commonly known as cores, for remanufacturers. Remy International, Inc. was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity prices, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	Carol Mineart	765-778-6445
	Keri Webb	765-778-6602

Remy International Web Site: http://www.RemyInc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months		Nine Months
IN THOUSANDS, For the three and nine months ended September 30,	2004	2003	2004	2003
Net sales	$254,271	$246,677	$795,331	$728,698
Cost of goods sold	204,239	199,015	640,736	592,815

Gross profit	50,032	47,662	154,595	135,883

Selling, general and administrative expenses	27,731	23,947	83,974	74,551
Restructuring charges	142	2,663	1,516	47,263

Operating income	22,159	21,052	69,105	14,069
Interest expense, net	14,208	13,845	44,378	41,426
Loss on early extinguishment of debt	—	—	7,939	—

Income (loss) from continuing operations before income taxes, minority interest and loss (income) from unconsolidated joint ventures	7,951	7,207	16,788	(27,357)

Income tax expense	3,364	2,085	4,448	11,494
Minority interest	769	1,466	2,139	2,225
Loss (income) from unconsolidated joint ventures	(67)	182	701	5,909

Net income (loss) from continuing operations	3,885	3,474	9,500	(46,985)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(25)	(833)	966	(3,881)
Gain on disposal of discontinued operations, net of tax	43,162	—	43,377	2,417

Net income (loss) from discontinued operations, net of tax	43,137	(833)	44,343	(1,464)

Net income (loss)	47,022	2,641	53,843	(48,449)

Accretion for redemption of preferred stock	9,459	8,477	27,367	24,418

Net income (loss) attributable to common stockholders	$37,563	$(5,836)	$26,476	$(72,867)

Adjusted EBITDA:
Operating income	$22,159	$21,052	$69,105	$14,069
Depreciation and amortization	5,371	4,746	16,641	16,546
Restructuring charges	142	2,663	1,516	47,263

Adjusted EBITDA	$27,672	$28,461	$87,262	$77,878

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	September 30, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$72,987	$21,207
Trade accounts receivable, net	155,912	143,439
Inventories	214,466	198,400
Assets of discontinued operations	1,283	67,397
Other current assets	34,825	28,518

Total current assets	479,473	458,961

Property, plant and equipment, net	127,568	124,803
Goodwill, net	106,364	100,862
Other assets	39,523	39,350

Total assets	$752,928	$723,976

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$155,211	$154,350
Accrued restructuring	6,074	10,402
Liabilities of discontinued operations	3,467	11,453
Other liabilities and accrued expenses	110,808	131,336
Current maturities of long-term debt	26,015	31,397

Total current liabilities	301,575	338,938

Long-term debt, net of current portion	612,136	593,003
Accrued restructuring	6,582	8,801
Other non-current liabilities	36,300	37,066

Minority interest	9,839	15,193
Redeemable preferred stock	—	306,969

Total stockholders’ deficit	(213,504)	(575,994)

Total liabilities and stockholders’ deficit	$752,928	$723,976

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the nine months ended September 30,	2004	2003
Cash Flows from Operating Activities:
Net income (loss) attributable to common stockholders	$26,476	$(72,867)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss (income) from discontinued operations	(966)	3,881
Gain on disposal of discontinued operations	(43,377)	(2,417)
Depreciation and amortization	16,641	16,546
Non-cash interest expense	2,939	3,770
Loss on early extinguishment of debt	7,939	—
Accretion for redemption of preferred stock	27,367	24,418
Restructuring charges	1,516	47,263
Cash payments for restructuring charges	(7,798)	(14,392)
Changes in net working capital, net of acquisitions and restructuring charges	(44,304)	(25,542)
Other, net	(2,365)	6,101

Net cash used in operating activities of continuing operations	(15,932)	(13,239)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(24,751)	(9,546)
Net proceeds on sale of businesses	102,987	27,876
Purchases of property, plant and equipment	(15,429)	(11,986)

Net cash provided by investing activities of continuing operations	62,807	6,344

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	275,000	6,521
Retirement of long-term debt	(200,000)	—
Net (repayments) borrowings under revolving line of credit and other	(56,464)	4,621
Financing costs	(12,456)	—
Distributions to minority interests	(1,010)	—

Net cash provided by financing activities of continuing operations	5,070	11,142

Effect of exchange rate changes on cash	335	341

Cash flows of discontinued operations	(500)	(4,975)

Net increase (decrease) in cash and cash equivalents	51,780	(387)
Cash and cash equivalents at beginning of year	21,207	12,315

Cash and cash equivalents at end of period	$72,987	$11,928